Exhibit 10.6

MERGER CONSIDERATION ESCROW AGREEMENT

MERGER CONSIDERATION ESCROW AGREEMENT (“Agreement”) dated June 24, 2013, by and among SAEXPLORATION HOLDINGS, INC. (formerly called Trio Merger Corp.), a Delaware corporation (“Parent”), CLCH, LLC, an Alaska limited liability company, as the Company Stockholders’ Representative, being the representative of the former stockholders of SAEXPLORATION HOLDINGS, INC., a Delaware corporation (the “Representative”), and Continental Stock Transfer & Trust Company, as Escrow Agent (the “Escrow Agent”).

Parent, Trio Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), SAExploration Holdings, Inc. (“Company”) and Representative are the parties to an Agreement and Plan of Reorganization dated as of December 10, 2012, and amended on May 23, 2013 (the “Merger Agreement”), pursuant to which Company has merged into Merger Sub, with Merger Sub being the surviving entity of such merger and remaining a wholly-owned subsidiary of Parent. The Representative has been designated pursuant to the Merger Agreement to represent all of the former stockholders, on a fully-diluted basis, of Company (the “Stockholders”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to the Merger Agreement, the parties desire to establish an escrow fund to hold (i) the Seller Note, and all payments of interest and principal made by Parent thereunder (the “Seller Note Cash”), (ii) the Share Consideration allocable to the Company Derivative Securities remaining after deposit of the Escrow Shares in the Escrow Account pursuant to the Escrow Agreement (such remaining shares, the “Closing Share Consideration”), (iii) the Cash Consideration allocable to the Company Derivative Securities, (iv) upon release from the Escrow Account pursuant to the Escrow Agreement, the Escrow Shares to the extent allocable to Company Derivative Securities that have not been exercised or converted, and that have not been forfeited or otherwise terminated, as of the date such shares are released from the Escrow Account (the “Released Escrow Shares”), and (v) and upon issuance by Parent, the EBITDA Shares to the extent allocable to Company Derivative Securities that have not been exercised or converted, and that have not been forfeited or otherwise terminated, as of the date such shares are issued by Parent (the “Issued EBITDA Shares,” and collectively with the Closing Share Consideration and Released Escrow Shares, the “Merger Consideration Escrow Shares”).

The parties agree as follows:

1.           Escrow Fund.

(a)          Concurrently with the execution hereof, Parent and Representative are delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, the Seller Note, a certificate for 357,786 shares of Parent Common Stock constituting the Closing Share Consideration in the name of the Representative, as nominee of Parent, together with at least ten (10) assignments (separate from the certificate) executed in blank by Representative and an indemnity letter from Parent in lieu of a medallion signature guarantee, and $454,582.52 in cash constituting the Cash Consideration allocable to the Company Derivative Securities. For such time as the Seller Note is held in escrow pursuant hereto, Parent shall pay the Seller Note Cash to the Escrow Agent to be held or distributed as provided in Section 2(d). Parent shall cause the Issued EBITDA Shares, when issued, to be issued in the name of Representative, as nominee of Parent, and Parent and Representative shall cause the Released Escrow Shares and the Issued EBITDA Shares, together with two (2) assignments (separate from the certificate) for each certificate representing such shares, executed in blank by Representative, to be delivered directly to the Escrow Agent. The Seller Note, the Seller Note Cash, the Cash Consideration and the Merger Consideration Escrow Shares delivered by the Parent or Escrow Agent to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.”

(b)          The Escrow Agent hereby agrees to act as Escrow Agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c)          The Escrow Fund hereunder is separate and distinct from the escrow fund created pursuant to the Escrow Agreement, and the parties acknowledge that the Escrow Agent shall act with respect to the Escrow Fund solely in accordance with the terms hereof. The Escrow Fund shall be held and distributed as provided herein and shall not be applied to satisfy any claims or obligations under the Escrow Agreement. Likewise, the escrow fund established pursuant to the Escrow Agreement shall be held and distributed as provided therein, and shall not be applied to satisfy any obligations under this Agreement, provided that any Released Escrow Shares with respect to the Company Derivative Securities shall be covered by this Agreement once released from the escrow fund under the Escrow Agreement and delivered to Escrow Agent as provided in Section 1(a).

(d)          The parties acknowledge that, as Company Warrants are exercised, (i) the Escrow Agent shall return to Parent the Seller Note and Parent shall cancel such Seller Note, (ii) Parent shall issue a new note (in the form of the Seller Note) to each holder of Company Warrants so exercised in a principal amount equal to the portion of the unpaid principal of the Seller Note allocable to such holder’s Company Warrants (in accordance with Section 1.5 of the Merger Agreement), and (iii) Parent shall deliver a replacement Seller Note for the remainder of the unpaid principal amount of the cancelled Seller Note to the Escrow Agent to hold as part of the Escrow Fund. At such time as Parent notifies the Escrow Agent that all Company Warrants have been exercised, forfeited or terminated in accordance with the terms thereof, the Escrow Agent shall release the Seller Note from escrow hereunder and deliver it to Representative to hold for the benefit of the other Stockholders.

(e)          During the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), Representative shall have the right to vote the Merger Consideration Escrow Shares held in the Escrow Fund.

(f)          During the Escrow Period, all dividends payable in cash, stock or other non-cash property (the “Dividends”) with respect to the Closing Share Consideration, Released Escrow Shares and Issued EBITDA Shares, if any, shall be paid or delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the terms “Closing Share Consideration,” “Released Escrow Shares” and “Issued EBITDA Shares” shall be deemed to include the Dividends distributed thereon, if any.

(g)          During the Escrow Period, no sale, transfer or other disposition may be made by Representative of any of the Merger Consideration Escrow Shares, except to a Replacement Representative as provided in Section 9 herein or as otherwise contemplated by this Agreement. In connection with and as a condition of such transfer, the Replacement Representative shall deliver to the Escrow Agent an assignment separate from the certificate for each certificate representing such shares, executed by the Representative, evidencing the transfer of such shares to the Replacement Representative, together with two (2) assignments (separate from the certificate) executed in blank by the Replacement Representative, with respect to the Merger Consideration Escrow Shares. Representative shall deliver to Escrow Agent, such additional assignments (separate from the certificate) executed in blank by Representative, as may be requested by Escrow Agent from time to time. Parent, Representative and the Replacement Representative shall cooperate in all respects with the Escrow Agent in documenting such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, Representative shall not pledge nor grant a security interest in the Merger Consideration Escrow Shares, nor grant a security interest in such Representative’s rights under this Agreement or with respect to the Escrow Fund.

2.           Distributions.

(a)          Upon any conversion of Company Exchangeable Shares in accordance with their terms, Parent shall deliver a written notice thereof to the Escrow Agent and Representative, which notice shall specify the amount of the Cash Consideration, Seller Note Cash and Merger Consideration Escrow Shares allocable to the holder(s) of such Company Exchangeable Shares so converted in accordance with Section 1.5(b) of the Merger Agreement (the “Exchangeable Share Merger Consideration”). Following receipt of such notice, the Escrow Agent shall deliver to Representative the specified Exchangeable Share Merger Consideration, and Representative shall cause such Exchangeable Share Merger Consideration to be distributed to the holder(s) of the Company Exchangeable Shares so converted.

(b)          Upon any exercise of Company Warrants in accordance with their terms, Parent shall deliver a written notice to the Escrow Agent and Representative, which notice shall specify the amount of the Cash Consideration, Seller Note Cash and Merger Consideration Escrow Shares allocable to the holder(s) of such Company Warrants so exercised in accordance with Section 1.5(b) of the Merger Agreement (the “Warrant Merger Consideration”). Following receipt of such notice, the Escrow Agent shall deliver to Parent the specified Warrant Merger Consideration, and Parent shall cause such Warrant Merger Consideration (along with the new note specified in Section 1(d)(ii)) to be distributed to the holder(s) of the Company Warrants so exercised.

(c)          In the event any Company Derivative Securities are forfeited or otherwise terminate in accordance with their terms, Parent shall deliver a written notice thereof to the Escrow Agent and Representative, which notice shall allocate the Exchangeable Share Merger Consideration or Warrant Merger Consideration (collectively, the “Derivative Merger Consideration”), as applicable, otherwise allocable to such forfeited or terminated Company Derivative Securities among the other Stockholders. Following receipt of such notice, the Escrow Agent shall deliver to Representative the portion of such Derivative Merger Consideration allocable to the record holders of Company Common Stock immediately prior to the Merger and the holders of Company Exchangeable Shares that have been converted (collectively, the “Common Stockholders”), and Representative shall cause such Derivative Merger Consideration to be distributed to the Common Stockholders. The Escrow Agent shall return to Parent any amount of such Derivative Merger Consideration allocable to the holders of Company Warrants that have been exercised, and Parent shall cause such Derivative Merger Consideration to be issued to the holders of such Company Derivative Securities. The Escrow Agent shall hold the portion of such Derivative Merger Consideration allocable to the holders of Company Derivative Securities that have not been exercised or converted, and that have not otherwise terminated or been forfeited, and shall distribute such amounts as and when provided in Section 2(a) or Section 2(b), as applicable.

(d)          In connection with each payment of Seller Note Cash, Parent shall deliver a written notice to the Escrow Agent and Representative, which notice shall provide an allocation of the amount of such Seller Note Cash among the Common Stockholders and the holders of Company Derivative Securities that have not been exercised or converted, and that have not otherwise terminated or been forfeited, as of the date of such payment. Following receipt of such payment and notice, the Escrow Agent shall deliver to Representative the portion of the Seller Note Cash allocable to the Common Stockholders, and Representative shall cause such Seller Note Cash to be distributed to the Common Stockholders. The Escrow Agent shall hold the portion of the Seller Note Cash allocable to the holders of Company Derivative Securities that have not been exercised or converted, and that have not otherwise terminated or been forfeited, and shall distribute such amounts as and when provided in Section 2(a) or Section 2(b), as applicable.

3.           Notwithstanding anything to the contrary herein, the holders of Company Warrants shall not for any purposes (a) be treated as the owner of any portion of the Escrow Fund (it being understood that pursuant to this Agreement, Warrant Merger Consideration may be distributed to Parent for further distribution to the holders of Company Warrants), (b) be treated as the owner of any and all income that is earned on or derived from the Escrow Fund, or (c) have any obligation to report and pay any taxes attributable thereto until such time as the Company Warrants are exercised.

4.           The Escrow Agent, the Company, and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to the Representative or Parent in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5.           (a)          The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)          The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)          The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Representative or Parent pursuant to the terms of this Agreement or, if such notice is disputed by Parent or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Representative or Parent the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)          The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)          The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Parent and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f)          The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

(g)          The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h)          From time to time on and after the date hereof, the Parent and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(i)          Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.           This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7.           This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Parent, the Representative and the Escrow Agent.

8.           All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.           If to the Parent, to it at:

SAExploration Holdings, Inc.
3333 8th Street SE

Calgary AB, T2G 3A4

Telecopier No.: 403-776-1951

with a copy to:

Strasburger & Price, LLP

909 Fannin Street, Suite 2300

Houston, TX 77010
Attention: W. Garney Griggs, Esq.
Telecopier No.: 832-397-3522

B.           If to the Representative, to it at:

CLCH, LLC

1400 W. Benson Blvd. Ste. 370
Anchorage, AK 99503
Telecopier No.: 778-480-0516

C.           If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind
Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

9.           Should the Representative resign or be unable to serve, a new Representative will be selected as provided in the Merger Agreement (the “Replacement Representative”). The appointment of the Replacement Representative shall be effective upon execution by Replacement Representative of a joinder agreement providing for such Replacement Representative to become a party to this Agreement and the Merger Agreement as the Representative, in which case such Replacement Representative shall for all purposes of this Agreement be the Representative (and the prior acts taken by the succeeded Representative shall remain valid for purposes of this Agreement).

10.          (a)          All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar or stock amounts to be delivered to Parent or Representative.

(b)          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

PARENT:

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty
Name:	Brian Beatty
Title:	President/CEO

REPRESENTATIVE:

CLCH, LLC

By:	/s/ Jeff Hastings
Name:	Jeff Hastings
Title:	Manager

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY

By:	/s/ Margaret Villani
Name:	Margaret Villani
Title:	Vice President